Exhibit 99.1

Antero Midstream Partners LP Announces 2015 Guidance and Operational Update

DENVER, Colorado, January 20, 2015—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today announced its 2015 guidance and status of additional pending growth opportunities.

•                  Adjusted EBITDA for 2015 is estimated to be $150 to $160 million

•                  Distributable Cash Flow is estimated to be $135 to $145 million with a 1.1x to 1.2x DCF coverage ratio

•                  Distribution growth is expected to be 28% to 30% year-over-year in the fourth quarter of 2015

•                  Capital budget for 2015 is $425 to $450 million, including $415 to $435 million in expansion capital and $10 to $15 million in maintenance capital

2015 Guidance

Antero Midstream is estimating adjusted EBITDA for 2015 of $150 to $160 million and Distributable Cash Flow (“DCF”) for 2015 of $135 to $145 million.  Additionally, Antero Midstream expects to pay a distribution in the fourth quarter of 2015 that is 28% to 30% higher than the minimum quarterly distribution (“MQD”) of $0.17 per unit ($0.68/unit annualized) while maintaining an average DCF coverage ratio of 1.1x to 1.2x over the course of the year.  Antero Midstream’s 2015 guidance excludes any impact from potential third party volumes and transactions or the potential acquisition of fresh water distribution assets from Antero Resources Corporation (“Antero Resources”) pursuant to the exercise of Antero Midstream’s option.

	Full Year 2015
	Low		High
Adjusted EBITDA ($MMs)	$150	-	$160
Distributable Cash Flow ($MMs)	$135	-	$145
Year-Over-Year Distribution Growth(1)	28%	-	30%

(1)         Year-over-year distribution growth reflects the expected distribution in the fourth quarter of 2015 vs. the minimum quarterly distribution (“MQD”) of $0.17/unit (not full year 2015 distributions vs. the annualized MQD)

2015 Capital Budget

During 2015, Antero Midstream plans to expand its existing Marcellus and Utica Shale gathering and compression systems to accommodate Antero Resources’ development plans.  Antero Resources announced its 2015 drilling and completion capital budget of $1.6 billion and guidance today in a separate news release, which can be found at www.anteroresources.com.

The Partnership expects to invest $415 to $435 million and $10 to $15 million in expansion and maintenance capital, respectively, resulting in a total Antero Midstream capital budget of $425 to $450 million in 2015.  This capital budget includes $250 to $260 million on gathering infrastructure, which will result in 44 miles and 20 miles of additional low pressure and high pressure gathering pipelines, respectively, in both the Marcellus and Utica Shale plays combined.  Additionally, the budget includes the construction or expansion of five compressor stations, which will add 545 MMcf/d of additional compression capacity in 2015.  At year-end 2015, Antero Midstream expects to have 180 miles of low pressure gathering lines, 117 miles of high pressure gathering lines, and 920 MMcf/d of compression capacity in service.

As of December 31, 2014, Antero Midstream had $230 million of cash on its balance sheet and a fully undrawn $1.0 billion credit facility.  Antero Midstream expects to fund all 2015 expansion capital expenditures, excluding potential third party transactions or the potential acquisition of fresh water distribution assets from Antero Resources, with the cash on its balance sheet and drawings under its credit facility.

Below is a summary of the 2015 capital budget, by category, as well as a comparison to the $650 million 2014 capital budget.

	Year Ended December 31,
Capital Budget Comparison ($MMs)	2014	2015	% Change

Low Pressure Gathering	$290	$165 – $170	(42)%
High Pressure Gathering	$180	$85 – $90	(51)%
Compression	$160	$160 – $165	2%
Condensate Gathering	$15	$5 – $10	(50)%
Maintenance Capital	$5	$10 – $15	150%
Total Antero Midstream Capital Budget	$650	$425 – $450	(32)%

Fresh Water Distribution Update

Upon completion of the Antero Midstream initial public offering, Antero Resources granted Antero Midstream the option to purchase its fresh water distribution assets at fair market value.  If Antero Midstream purchases Antero Resources’ fresh water distribution assets, it will enter into a 20-year fresh water distribution agreement covering all of Antero Resources’ areas of operations in West Virginia, Ohio, and Pennsylvania, and any future areas of operation.

As of today, Antero Midstream has not received a Private Letter Ruling (“PLR”) from the Internal Revenue Service (“IRS”) on whether income from fresh water distribution services is qualifying income for federal income tax purposes.  Should Antero Midstream receive a PLR from the IRS, Antero Midstream expects to exercise its option to purchase the fresh water distribution assets at fair market value, subject to required analysis and approvals.  If Antero Midstream exercises its option, 2015 guidance, including distribution growth expectations, will be re-evaluated and disclosed at a later date.

Regional Pipelines Update

Antero Midstream has elected not to exercise its option to invest in the ET Rover Pipeline due to a large inventory of expansion projects competing for capital.

Additionally, Antero Midstream has the right to participate for up to a 15% non-operating equity interest in a 50-mile regional gathering system in which Antero Resources is an anchor shipper.  The option expires six months following the date on which the regional gathering system is placed into service, which is currently scheduled to occur in the fourth quarter of 2015.  Antero Midstream has not yet elected to participate in this project.

Non-GAAP Disclosures

As used in this news release, adjusted EBITDA means net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), non-cash long-term compensation expense and other non-cash adjustments.  As used in this news release, distributable cash flow means adjusted EBITDA less interest expense and ongoing maintenance capital expenditures.  Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•        the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•        the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•        the Partnership’s ability to incur and service debt and fund capital expenditures; and

•        the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The partnership does not provide financial guidance for projected net income or changes in working capital, and, therefore, is unable to provide a reconciliation of its adjusted EBITDA and distributable cash flow projections to net income, operating income, or net cash flow provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering, compression and pipeline assets that service Antero Resources’ production located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania.

This release includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements.  Nothing in this press release is intended to constitute guidance with regard to Antero Resources.

The Partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control, related to the gathering and compression business. These risks include, but are not limited to, changes to business plans as circumstances warrant, general market conditions, Antero Resources’ drilling and development plan, commodity price volatility, inflation, environmental risks, regulatory changes and the uncertainty regarding future operating results.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.